EXHIBIT 10.7

INTERCOMPANY CREDIT AGREEMENT

This INTERCOMPANY CREDIT AGREEMENT (this “Agreement”) by and between Apollo Resources International, Inc., a Utah corporation (“ARI”), and Earth Biofuels, Inc, a Delaware corporation (“EBF”), is effective as of January 1, 2006.

ARTICLE I
DEFINITIONS

SECTION 1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

(a)  “ADVANCE” means, an advance by ARI, as applicable, pursuant to Section 2.01 or 2.02, which shall include, without limitation, advances by ARI to EBF or on behalf of ARI and amounts owed by EBF and its Subsidiaries for fees, costs and expenses between the parties.

(b)  “EBF BALANCE” means, with respect to an Interest Period, the net daily balance of funds owed by EBF to ARI as set forth in the intercompany account maintained by EBF pursuant to Section 2.05 hereof.

(c)  “CODE” means, the Internal Revenue Code of 1986 as amended.

(d)  “ARI BALANCE” means, with respect to an Interest Period, the net daily balance of funds owed by EBF to ARI as set forth in the intercompany account maintained by ARI pursuant to Section 2.05 hereof.

(e)  “ERISA” means, the Employee Retirement Income Security Act of 1974, together with all amendments from time to time thereto.

(f)  “ERISA AFFILIATE” means, any trade or business (whether or not incorporated) which is under common control with EBF within the meaning of the regulations promulgated under the Internal Revenue Code of 1986 as amended.

(g)  “EVENT OF DEFAULT” means, any material default of the terms of this Agreement.

(h)  “INDEBTEDNESS” means, with respect to any Person at any time, without duplication, all obligations of such Person which, in accordance with generally accepted accounting principles, consistently applied, should be classified as liabilities on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles, consistently applied, but in any event shall include: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable on normal payment terms to suppliers incurred in the ordinary course of business), (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (i) all guarantees by such Person of Indebtedness of others, and (j) all contingent obligations of such Person.

(i)  “INTEREST PERIOD” means, the period commencing on the date of an Advance and ending on the date the Advance is paid.

(j)  “INTEREST RATE” has the meaning ascribed to it in Section 2.02.

(k)  “INVESTMENT” means, any investment in any Person, whether by means of share purchase, capital contribution, loan or otherwise; in determining from time to time the amount of Investments, share purchases and capital contributions shall be taken at the original cost thereof regardless of any subsequent appreciation or depreciation therein and loans shall be taken at the principal amount thereof remaining unpaid.

(l)  “LIEN” means, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument, in, of, or on any of the assets or properties, now owned or hereafter acquired, of EBF or any Subsidiary, whether arising by agreement or operation of law.

(m)  “PERSON” means, any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

(n)  “SUBSIDIARY” means, any corporation a majority of the shares of the outstanding stock of which have ordinary voting power for the election of directors is owned by EBF, either directly or through one or more of its Subsidiaries.

ARTICLE II
ADVANCES AND CASH MANAGEMENT

SECTION 2.01 ADVANCES FROM ARI TO EBF.   Any funds of ARI and its Subsidiaries that are not required to meet the daily cash requirements of ARI and its Subsidiaries will be transferred to EBF through a concentration account on a daily basis as an Advance hereunder and/or applied, at the discretion of ARI, to decrease the outstanding balance of Advances from EBF pursuant to Section 2.02, as applicable.  Any funds transferred from ARI to EBF will be deemed as either an Advance to EBF, if there are no outstanding Advances from EBF to ARI, or a decrease of Advances from EBF to ARI, if such Advances exist.  Any interest payable by EBF on an Advance from ARI (other than interest payable upon or after termination of this Agreement) shall be treated (effective as of the first day of the following Interest Period) as an Advance from ARI for the purposes of this Agreement.  Each Advance by ARI under this Section 2.01 shall be deemed to be made by ARI notwithstanding the fact that such Advance may involve cash of one or more Subsidiaries of ARI. All funds which constitute Advances to EBF pursuant to this Section 2.01(and not decreases in Advances from EBF to ARI) shall bear interest at the Interest Rate provided for in Section 2.02.

SECTION 2.02 INTEREST.

(a)  Subject to the other provisions of this Section 2.03, interest shall accrue on Advances at the rate (the “Interest Rate”) of seven per cent (7%). Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed.  Interest payments for Interest Periods ending (i) prior to the termination of this Agreement shall be treated as Advances pursuant to Sections 2.01 and 2.02 herein, as applicable, on the first day of the following Interest Period and (ii) on the termination of this Agreement shall be payable immediately (each an “Interest Payment”).

(b)  The interest payable by EBF under this Agreement shall be calculated by multiplying the Interest Rate by the EBF Balance for the applicable days in the Interest Period.  The interest payable by ARI under this Agreement shall be calculated by multiplying the Interest Rate by ARI Balance for the applicable days in the Interest Period.  The Interest Payment required to be made by each party is independent of the Interest Payment required to be paid by the other party, and interest may be paid by both EBF and ARI for any given Interest Period.  EBF shall calculate the amount of interest payable by both EBF and ARI for each Interest Period and, upon request, shall provide notice thereof to ARI, together with supporting calculations.

(c)  All calculations shall be performed by EBF.

SECTION 2.03  REPAYMENT.  During the term of this Agreement, all Advances received by ARI from EBF shall be offset against and shall be treated as repaid to the extent of any Advances made by such party.  Repayments can be made at any time by either party with interest payable up to the date of repayment.  No prepayment penalty may be levied.  Upon termination of this Agreement, any Advances that have not theretofore been repaid, together with accrued interest, will be payable in full immediately following termination of this Agreement.

SECTION 2.04  INTERCOMPANY ACCOUNT.  EBF shall maintain a ledger in which all ARI Advances and all repayments of such Advances shall be recorded.  EBF shall give ARI access, during normal business hours, to such ledger and the other records relating to Advances and payments made with respect thereto. EBF shall have until the 30th day following the end of each Interest Period to make any calculations required to be made by it under the provisions of this Agreement.

SECTION 2.05 TRANSFERS OF FUNDS.  All transfers of funds between EBF and ARI will be initiated by EBF Treasury.  All funds will be transferred through intercompany accounts, or as otherwise agreed by the parties.

SECTION 2.06 TAXES.  If ARI or EBF shall be required by law to deduct any tax from or in respect of any sum payable hereunder to the other party: (a) as soon as such party is aware that any such deduction, withholding or payment of a tax is required, or of any change in any such requirement, it shall notify the other party; (b) such party shall make such deductions, or pay such tax, before any interest or penalty becomes payable; (c) such party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; and (d) within thirty (30) days after paying such tax, such party shall deliver to the other party satisfactory evidence of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

SECTION 2.07 USURY. All agreements between the parties, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by either party exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to either party in excess of the maximum lawful amount, the interest payable to such party shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance either party shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to the party deemed to have made such payment.  All interest paid or agreed to be paid to either party shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the parties.

ARTICLE III
COVENANTS OF EBF

Until the repayment of all Advances under this Agreement, EBF will:

SECTION 3.01  CORPORATE EXISTENCE.  Maintain, and, except as provided in Section 3.7 hereof, cause each Subsidiary to maintain, (a) its corporate existence in good standing under the laws of the jurisdiction of its incorporation, (b) its right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would permanently preclude EBF or such Subsidiary from enforcing its rights with respect to any material assets or expose EBF or such Subsidiary to any material liability and (c) conduct and operate its business in a lawful manner as presently conducted.

SECTION 3.02  COMPLIANCE WITH LAWS, ETC.  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders (including without limitation Regulation X of the Board of Governors of the Federal Reserve System), such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 3.03  INSURANCE.  Maintain, and cause each Subsidiary to maintain, in full force and effect insurance comparable to present policies in amounts and risks covered plus such additional insurance, if any, as may from time to time be required to provide coverage customarily maintained by similarly situated companies.

ARTICLE IV
ADMINISTRATION

SECTION 4.01 LIMITATIONS ON LIABILITY.  Neither party shall have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses (including expenses or higher interest rates incurred in order to obtain alternative financing sources) suffered by the other party or its Subsidiaries as a result of the performance or non-performance of such party’s obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of such party or a breach by such party.  In no event shall either party have any liability to the other party for indirect, incidental or consequential damages that such other party or its Subsidiaries or any third party may incur or experience on account of the performance or non-performance of such party’s obligations hereunder. The provisions of this Section 4.01 shall survive any termination of this Agreement.

SECTION 4.02 TERM OF THE AGREEMENT.  This Agreement commences on the effective date of this Agreement as set forth above and will continue in effect until December 1, 2012. Notwithstanding the foregoing, this Agreement may be sooner terminated, without liability to the terminating party:

(a)  after five years (5) by either party, upon 90 days’ notice to the other party, if ARI ceases to own, directly or indirectly, 50% or more of the outstanding stock of EBF;

(b)  by either party, immediately upon notice to the other party, if (i) that other party makes a general assignment of all or substantially all of its assets for the benefit of its creditors; (ii) that other party applies for, consents to or acquiesces in the appointment of a receiver, trustee, custodian or liquidator for its business or all or substantially all of its assets; (iii) that other party files, or consents to or acquiesces in a petition seeking relief or reorganization under any bankruptcy or insolvency laws; or (iv) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against that other party and is not dismissed within 90 days after it was filed;

(c)  by either party, immediately upon notice to the other party, if that other party’s material breach of this Agreement continues uncured or uncorrected for 30 days after both the nature of that breach and the necessary cure or correction has been agreed upon by the parties or otherwise determined by the dispute resolution procedure described in Section 3.01; provided that if the parties agree or it is determined by the dispute resolution procedure that the material breach is not capable of being cured or corrected, the termination shall be effective immediately upon notice;

(d)  by either party, immediately upon notice to the other party, if it determines that performance of its rights or obligations under this Agreement is or becomes illegal;

(e)  by either party, immediately upon notice to the other party, if payments made by the other party are subject to any deduction or withholding for or on account of any tax, unless the other party agrees to increase its payments such that, after all required deductions have been made, the party receives a net amount equal to the sum it would have received had no such deductions been made; or

(f)  by either party, immediately upon notice to the other party, if it determines that its compliance with any law or regulation or any guideline or request from any central bank or governmental or regulatory authority would create a cost or increase the cost of providing credit under this Agreement, unless the other party agrees to pay amounts sufficient to indemnify for such cost or increase in cost.

SECTION 4.03  RENEWAL.  The parties may consent to successive one-year renewal terms.  If EBF wishes to renew the term of this Agreement, it shall provide notice to ARI of that desire by November 15, 2007 and the same date of each subsequent year. If ARI consents to such renewal, it shall provide notice to EBF of that concurrence by November 20, 2007 of that year. If no notice of desire to renew or subsequent consent is given, this Agreement will terminate when the then current term expires.

SECTION 4.04  NO THIRD-PARTY BENEFICIEBFES.  Nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.

SECTION 4.05  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement of the parties on this subject.  This Agreement replaces and supersedes any prior agreement or understanding of the parties, whether written or oral, on this subject not expressed or referred to in this Agreement.

SECTION 4.06  AMENDMENT.  This Agreement may not be amended except by a written instrument signed by the parties hereto.

SECTION 4.07 WAIVERS.  Either party hereto may (a) extend the time for performance of any of the obligations or other act of the other party or (b) waive compliance with any of the agreements contained herein. No waiver of any term shall be construed as a waiver of the same term in any other situation or a waiver of any other term of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

SECTION 4.08  SEVERABILITY.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 4.09  HEADINGS.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 4.10  NOTICES.  All notices and other communications hereunder shall be in writing or by telecopy, and shall be deemed to have been duly made when delivered in person or sent by telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States registered or certified mail return receipt requested, postage prepaid, to a party at the address last known.

SECTION 4.11  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

SECTION 4.12  CHANGES IN LAW.  If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for ARI to make any Advance, the obligation of ARI to provide such Advances shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility.  If any such event shall make it unlawful or impossible for ARI to continue any Advances previously made by it hereunder, ARI shall, upon the happening of such event, notify EBF thereof in writing, and EBF shall, at the time notified by ARI, repay such Advances in full, together with accrued interest thereon.

SECTION 4.13  COUNTERPARTS. This Agreement may be signed in any number of counterparts, with the same effect as if all signatories had signed the same document.  All counterparts shall be construed together to constitute one, and the same, document.

IN WITNESS WHEREOF, EBF and ARI have caused this Agreement to be executed as of the date first above written.

APOLLO RESOURCES
INTERNATIONAL, INC.

By:	/s/ DENNIS G. MCLAUGHLIN, III
Dennis G. McLaughlin, III
Chief Executive Officer

EARTH BIOFUELS, INC.

By:	/s/ DARREN MILES
Name: Darren Miles
Title: Chief Financial Officer